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                                                              EXHIBIT (a)(1)(ix)














            NOTICE SENT BY THE PARTNERSHIP TO LIMITED PARTNERS DATED
                              SEPTEMBER 21, 2001.

















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NTS-Properties VII, Ltd.
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

September 21, 2001

Dear NTS-Properties VII Investor:

           THE EXPIRATION DATE FOR THE OFFER TO PURCHASE INTERESTS OF
                               NTS-PROPERTIES VII
                     HAS BEEN EXTENDED TO OCTOBER 12, 2001.

     The Partnership and its affiliate, ORIG, LLC, have amended their Amended and Restated Offer to Purchase dated July 30, 2001, by extending the expiration date from September 28, 2001 to October 12, 2001. Due to the large number of limited partnership interests tendered, we and ORIG have increased the number of limited partnership interests we are willing to purchase from 2,000 to 75,000 interests.

     SEC rules require that when the number of interests to be purchased in a tender offer increases by a certain amount, the tender offer must be extended for at least ten business days from the date the number of interests to be purchased is increased. This is why we are extending the expiration date.

     We intend to mail payment for interests tendered in the offer, and accepted by us, on or about October 19, 2001. If you have already submitted paperwork to tender your interests, no additional paperwork is required. You will automatically receive payment. If you have not submitted your paperwork and wish to do so, you have until 11:59 P.M. Eastern Standard Time on Friday, October 12, 2001, to receive the purchase price of $6.00 per interest. At this point in time, we anticipate no further extensions.

     Please note that the terms and conditions set forth in the Amended and Restated Offer to Purchase dated July 30, 2001, and the Letter of Transmittal enclosed with the original Offer to Purchase dated May 14, 2001, are applicable in all respects to the offer. This notice should be read in conjunction with the Amended and Restated Offer to Purchase and the Letter of Transmittal.

     If you have any questions regarding this offer, please call 1 (800) 928-1492, ext. 544.